                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of May 1, 2002 (the "Effective Date"), by and among Global Power Equipment Group Inc., a Delaware corporation ("Holdings"), Braden Manufacturing, L.L.C., a Delaware limited liability company (the "Company"), and Gene F. Schockemoehl (the "Executive"). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in Section 1 of this Agreement.

         WHEREAS, Holdings, the Company and the Executive desire to enter into an agreement regarding the employment by the Company of the Executive effective as of the Effective Date, which agreement shall supersede the Executive's current Employment Agreement, dated as of August 1, 2000, among Holdings (as successor by merger to GEEG Holdings, L.L.C., a Delaware limited liability company (the "Predecessor Company")), the Company and the Executive (the "Old Employment Agreement"); and

         WHEREAS, the Company is a wholly owned subsidiary of Holdings; and

         WHEREAS, the Executive is entrusted with knowledge of the particular business methods of Holdings and the Company and is trained and instructed in the particular operation methods of Holdings and the Company, and the relationship among Holdings, the Company and the Executive is one in which Holdings and the Company places special trust and confidence in the Executive.

         NOW, THEREFORE, in consideration of employment and in further consideration of these mutual covenants and agreements, the parties hereto, each intending to be bound, covenant and agree as follows:

         1. Definitions. As used herein, the following terms shall have the following meanings:

                  "Additional Employment Term" has the meaning set forth in
         Section 2(d)(i) of this Agreement.

                  "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). With respect to any Person who is an individual, "Affiliates" shall also include, without limitation, any member of such individual's Family Group.

                  "Base Salary" has the meaning set forth in Section 2(c)(i) of this Agreement.

                  "Benefits" has the meaning set forth in Section 2(c)(ii) of this Agreement.

                  "Board" means Holdings' Board of Directors.

                  "Bonus" means awards under the MIC Plan or a New MIC Plan.

                  "Bonus Year" means an annual bonus period under the MIC Plan or a New MIC Plan.

                  "Businesses" has the meaning set forth in Section 5(a) of this Agreement.

                  "Cause" means the occurrence of any one of the following as determined by the Board: (i) a material breach of the Executive's covenants under Section 4 or Section 5 of this Agreement; (ii) the commission by the Executive of a felony, or any crime involving theft, dishonesty or moral turpitude; (iii) the commission by the Executive of act(s) or omission(s) which are willful and deliberate acts intended to harm or injure the business, operations, financial condition or reputation of Holdings or the Company or any Affiliate of Holdings or the Company; (iv) the Executive's disregard of the directives of the Board; (v) the Executive's drunkenness or use of drugs which interferes with the performance of the Executive's duties under this Agreement, which drunkenness or use of drugs continues after receipt of notice to the Executive from the Company of his violation of this provision; or
         (vi) any attempt by the Executive to secure any personal profit in connection with the business of the Company unless given prior written approval by unanimous consent of the Board.

                  "Confidential Information" has the meaning set forth in
         Section 4(a)(i) of this Agreement.

                  "Disability" means the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of the Executive to carry out effectively his duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 150 days (whether or not consecutive) during any twelve-month period, as determined in the judgment of the Board.

                  "Effective Date" means May 1, 2002.

                  "Employment Period" has the meaning set forth in Section 2(d)(ii) of this Agreement.

                  "Employment Term" has the meaning set forth in Section 2(d)(i) of this Agreement.

                  "Family Group" means, with respect to any Person who is an individual: (i) such Person's spouse, former spouse and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, "relatives") or (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person's relatives.

                  "Geographical Area" has the meaning set forth in Section 5(a) of this Agreement.

                  "Good Reason" for resignation by the Executive means his resignation because of: (i) a reduction in the annual base salary of the Executive, a material reduction in the employee benefits granted to the Executive, or a reduction in the Executive's percentage participation in the MIC Plan prior to the approval and adoption of a New MIC Plan or a reduction in the Executive's percentage participation in any New MIC Plan from the percentage previously awarded to the Executive if and when a New MIC Plan is approved and adopted, (ii) a material modification to the MIC Plan as in effect on the date hereof which adversely affects the determination of the Executive's bonus with respect to the 2002 calendar year or thereafter if the MIC Plan continues to be in effect for any calendar year after the 2002 calendar year unless such modification is generally applicable to all participants in the MIC Plan and such modification has been approved by
         (x) if the Board has less than three Management Board Members, then all such Management Board Members or (y) if the Board has three or more Management Board Members, then any two of such Management Board Members, (iii) a material modification to a New MIC Plan, which modification adversely affects the determination of the Executive's bonus for any calendar year for which such New MIC Plan is applicable, unless such modification is generally applicable to all participants in the New MIC Plan and such modification has been approved by (x) if the Board has less than three Management Board Members, then all such Management Board Members or (y) if the Board has three or more Management Board Members, then any two of such Management Board Members, (iv) a requirement that the Executive be based at any office or location more than 50 miles from Tulsa, Oklahoma, (v) a removal of the Executive as President of the Company or as a Senior Vice President of Holdings by action of the Board, or (vi) an assignment, by action of the Board, to the Executive of any duties and responsibilities that are substantially inconsistent with or materially diminish the Executive's position, in each case, other than with the consent of the Executive.

                  "Initial Employment Period" has the meaning set forth in
         Section 2(d)(i) of this Agreement.

                  "Management Board Member" means any member of the Board who is also a full-time employee of Holdings or any of its Subsidiaries.

                  "MIC Plan" means Holdings' and its Subsidiaries' Management Incentive Compensation Plan for the 2002 calendar year and thereafter until a New MIC Plan is approved and adopted.

                  "New MIC Plan" means Holdings' and its Subsidiaries' Management Incentive Compensation Plan approved and adopted by the Board to be effective for any calendar year after 2002.

                  "Noncompete Period" has the meaning set forth in Section 5(a) of this Agreement.

                  "Old Employment Agreement" has the meaning set forth in the first WHEREAS clause of this Agreement.

                  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  "Post-Termination Period" has the meaning set forth in Section 5(a) of this Agreement.

                  "Predecessor Company" means GEEG Holdings, L.L.C.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, limited liability company, association or other business entity.

                  "Termination Date" means the date that the Executive ceases to be employed by Holdings or any of its Subsidiaries for any reason.

                  "Work Product" has the meaning set forth in Section 3 of this Agreement.

         2. Employment.

                  (a) Employment. The Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period (as herein defined).

                  (b) Positions and Duties.

                           (i) Commencing on the date hereof and continuing
                  during the Employment Period, the Executive shall serve as an employee and the President of the Company under the supervision and direction of the Board and shall have the normal duties, responsibilities and authority of a President of a corporation and such other duties as shall be assigned to the Executive by the Board from time to time. In addition, the Executive shall serve as a Senior Vice President of Holdings under the supervision and direction of the Board and shall have the normal duties, responsibilities, and authority of a Senior Vice President of a corporation.

                           (ii) The Executive shall devote his best efforts and
                  his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity which does not constitute Disability) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The foregoing shall not preclude the Executive from devoting reasonable time to civic and charitable affairs and with the consent of the Board serving on a maximum of two boards of for-profit entities other than the Board or the board of directors of any Subsidiary of Holdings, provided that such activities do not interfere in any material respect with the performance of his duties hereunder. The Executive shall perform all services in accordance with the policies, procedures and rules established by Holdings or the Company. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to Holdings, its Subsidiaries and their employees, directors and officers.

                  (c) Base Salary and Benefits.

                           (i) Base Salary. During the Employment Period, the
                  Executive's base salary shall be in an amount set by the Board, but under no circumstances will be less than $210,000 per annum (the "Base Salary"), which salary shall be paid by the Company in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. On an annual basis, the Board shall review and determine the appropriateness of an increase in the Base Salary as in effect as of the date of such review.

                           (ii) Benefits. During the Employment Period, in
                  addition to the Base Salary payable to the Executive pursuant to Section 2(c)(i) hereof, the Executive shall be entitled to participate in the following employee benefit programs, plans and policies (collectively, the "Benefits"):

                                    (A) The employee benefit programs
                           (including, but not limited to, option plans and benefit programs which provide group pension, life and health insurance and other medical benefits) that Holdings and the Company, with the approval of the Board, now or hereafter makes available generally to its management as well as the employee benefits listed on Exhibit A hereto; provided that any awards under any option plans shall be set by the Board, in its sole discretion;

                                    (B) During calendar year 2002 and
                           thereafter, the MIC Plan or any New MIC Plan, with any awards thereunder to be set by the Board at a level of no less than a 55% target bonus (with the actual bonus ranging from 0% to 200% of such target), it being understood and agreed that if the MIC Plan or a New MIC Plan is not in place during any calendar year, the Executive will have substantially the same bonus opportunities as existed under the MIC Plan or a New MIC Plan during the prior calendar year;

                                    (C) Holdings' Leased Automobile Policy
                           (including without limitation payment or reimbursement of fuel expenses, maintenance expenses and license tag fees); and

                                    (D) Holdings' Club Membership Policy
                           (including without limitation payment of the monthly fees of a dinner club located in Oklahoma of the Executive's choice).

                           (iii) Expenses. The Company shall reimburse the
                  Executive for all reasonable and necessary business expenses incurred by the Executive in performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses subject to the Company's receipt of supporting documentation in accordance with the Company's customary reporting and documentation provisions.

                  (d) Term.

                           (i) This Agreement is an employment contract for a
                  term of two (2) years beginning as of the Effective Date and ending on the second anniversary of the Effective Date (the "Initial Employment Term"). At the end of the Initial Employment Term, and at the end of each Additional Employment Term (as herein defined), unless the Company (with the approval of the Board) has provided the Executive with at least sixty (60) days advance written notice, so long as the Executive continues to be employed by the Company, this employment contract shall automatically renew for a term of one (1) year (each such additional term, an "Additional Employment Term"). The Initial Employment Term and each Additional Employment Term shall be referred to herein as an "Employment Term." Notwithstanding the foregoing, each Employment Term is subject to early termination (x) by reason of the Executive's death or Disability, (y) by resolution of the Board with or without Cause, or (z) upon the Executive's voluntary resignation with or without Good Reason. For all purposes under this Agreement, a delivery of a notice by the Company to the Executive pursuant to this Section 2(d)(i) to avoid an Additional Employment

                  Term shall be treated as if an Employment Term has been terminated early by resolution of the Board without Cause.

                           (ii) The period of the Initial Employment Term
                  together with each Additional Employment Term, if any, shall be referred to herein as the "Employment Period." Notwithstanding any termination of the Executive's employment by the Company (such termination, an "Employment Termination"), this Agreement shall remain a valid and enforceable contract between the parties, including without limitation Sections 3, 4 and 5 hereof.

                  (e) Employment Termination.

                           (i) If any Employment Term is terminated early by
                  resolution of the Board with Cause or by reason of the Executive's voluntary resignation without Good Reason, then the Executive shall be entitled to receive only all previously earned and accrued but unpaid Base Salary and vacation time up to the date of the Employment Termination (and not any accrued but unpaid Bonus as of the date of the Employment Termination).

                           (ii) If any Employment Term is terminated early by
                  reason of the Executive's death or Disability, then the Executive shall be entitled to receive only (x) all previously earned and accrued but unpaid Base Salary and vacation time up to the date of the Employment Termination, (y) if the date of the Employment Termination is 3 months after the commencement of a Bonus Year, then a portion of the Bonus earned by the Executive during such Bonus Year in which such termination occurs determined on a pro rated basis based on the number of days of the applicable Bonus Year prior to the date of the Employment Termination as compared to the number of days in such Bonus Year, which payment will be made when such Bonus for such Bonus Year would otherwise be payable and (z) any Bonus earned by the Executive during any Bonus Year which ended prior to the date of the Employment Termination and which has not been paid as of such date, which payment will be made when such Bonus for such Bonus Year would otherwise be payable.

                           (iii) If any Employment Term is terminated early by
                  reason of the Executive's voluntary resignation with Good Reason or by resolution of the Board without Cause, then, subject to the last sentence of this section (iii), the Executive shall be entitled to receive only the following: (v) all previously earned and accrued but unpaid Base Salary and vacation time up to the date of the Employment Termination,
                  (w) his Base Salary and the Benefits marked on Exhibit A with an "#" for the twelve-month period beginning on the date of the Employment Termination; provided, however, that such twelve-month period shall be extended until the date on which the Initial Employment Term would have ended if more than twelve months remained in the Initial Employment Term on the date of the Employment Termination; provided, further, that in lieu of providing such benefits, the Company may elect to pay to the Executive the cost of premiums for such benefits, (x) the Benefits referred to in
                  Section 2(c)(ii)(C) hereof for the three-month period beginning on the date of the Employment Termination, (y) if the date of the Employment Termination is 3 months after the commencement of a Bonus Year, then a portion of the Bonus earned by the Executive during such Bonus Year in which such termination occurs determined on a pro rated basis based on the number of days of the applicable Bonus Year prior to the date of the Employment Termination as compared to the number of days in such Bonus Year, which payment will be made when such Bonus for such Bonus Year would otherwise be payable and
                  (z) any Bonus earned by the Executive during any Bonus Year which ended prior to the date of the Employment Termination and which has not been paid as of such date, which payment will be made when such Bonus for such Bonus Year would otherwise be payable. Notwithstanding these payments or benefits, the period for which the Executive is entitled to health care continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, shall begin to run on the date of the Executive's termination. As a condition to receiving any payments pursuant to this section 2(e)(iii), the Executive shall execute and deliver to the Company a general release (with ancillary covenants not to sue and other similar standard provisions) of Holdings and its Affiliates and their respective officers, directors and employees from all claims of any kind whatsoever arising out of the Executive's employment or termination thereof (including without limitation, civil rights claims), in such form as reasonably requested by the Company; provided, however, that the release will not affect any contractual rights the Executive may otherwise have under any stock option plans of Holdings or option agreements thereunder; and provided further that the release shall not apply to any rights to which the Executive is entitled in accordance with plan provisions under any employee benefit plan or fringe benefit plan or program of Holdings or the Company and its Affiliates.

                           (iv) Except as expressly provided in this Section
                  2(e), the Executive hereby agrees that upon and after the Employment Termination, no severance compensation of any kind, nature or amount (including by operation of law) shall be payable by Holdings, the Company or any of their respective Subsidiaries or Affiliates to the Executive and the Executive hereby irrevocably waives any claim for severance compensation of any kind, nature or amount (including by operation of law).

                           (v) Except as expressly provided in this Section
                  2(e), upon the Employment Termination, except as required by law, all of the Executive's rights to Benefits hereunder (if any) shall cease.

                           (vi) Subject to restrictive covenants contained in
                  Section 5 hereof, the Executive may obtain other engagements or employment after the date of an Employment Termination, and any compensation received or receivable by the Executive shall not reduce any amounts which the Company is required to pay to the Executive pursuant to this Agreement.

         3. Work Product. The Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to Holdings' or any of its Subsidiaries' actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by the Executive (either solely or jointly with others) while employed by Holdings or any of its Subsidiaries ("Work Product") shall be the sole and exclusive property of Holdings or any such Subsidiary. The Executive will promptly disclose such Work Product to Holdings and perform all actions requested by Holdings (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

         4. Confidential Information.

                  (a) The Executive acknowledges:

                           (i) That the Work Product, artificial intelligence
                  systems, information, customer lists, goodwill, observations and data disclosed to, developed by or obtained by him while employed by Holdings or any of its Subsidiaries concerning the business or affairs of Holdings or any such Subsidiary (including without limitation Holdings' and its Subsidiaries' technology, methods of doing business and supplier and customer information) (collectively, "Confidential Information") are highly confidential and uniquely valuable to Holdings and its Subsidiaries;

                           (ii) That such Confidential Information is and shall
                  continue to be the property of Holdings or any such Subsidiary;

                           (iii) That Holdings and each of its Subsidiaries has
                  a proprietary interest in their respective Confidential Information, including without limitation the identity of their respective customers and suppliers, solicited customers, customer and supplier lists;

                           (iv) That the continued success of Holdings and its
                  Subsidiaries depends in large part on keeping the Confidential Information from becoming known to competitors of Holdings and its Subsidiaries; and

                           (v) That Holdings and its Subsidiaries will be
                  irreparably harmed by disclosure of any Confidential Information.

                  (b) Therefore, the Executive agrees:

                           (i) That, during his employment and for all times
                  thereafter, except as required by law or court order, he shall not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of Holdings, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act;

                           (ii) To use his best efforts and diligence to
                  safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft;

                           (iii) That upon the Employment Termination or at any
                  other time Holdings may request, for whatever reason, the Executive shall deliver (and in the event of the Executive's death or Disability, his representative shall deliver) to Holdings all computer equipment or backup files of or relating to Holdings and its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of Holdings or any of its Subsidiaries which he may then possess or have under his control. If Holdings requests, the Executive (or his representative) agrees to provide written confirmation that the Executive has returned all such materials to Holdings or one of its Subsidiaries; and

                           (iv) That upon the Employment Termination or at any
                  other time Holdings may request, for whatever reason, the Executive shall assign all rights, title and interest in the Confidential Information, the Work Product, all computer equipment or backup files of or relating to Holdings or any of its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of Holdings or any of its Subsidiaries which the Executive may then possess, has under his control, or has ever developed, obtained, or contributed to during his tenure with Holdings.

         5. Noncompete, Nonsolicitation.

                  (a) The Executive agrees that, during the time he is employed by Holdings or any of its Subsidiaries and during any applicable Post-Termination Period (as herein defined) (the "Noncompete Period"), he shall not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with, or potential competition with, the businesses of Holdings or any of its Subsidiaries as such businesses (the "Businesses") exist during the Executive's employment by the Company, within the United States or any other geographical area in which Holdings or any of its Subsidiaries engages or plans to engage in the Businesses (the "Geographical Area"). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. For purposes of this Section 5, "Post-Termination Period" means the twelve (12) month period beginning on the Termination Date.

                  (b) During the Noncompete Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Holdings or any of its Subsidiaries to leave the employ of Holdings or any such Subsidiary, or in any way interfere with the relationship between Holdings or any of its Subsidiaries and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of Holdings or any of its Subsidiaries, (ii) hire any person who was an employee of Holdings or any of its Subsidiaries at any time during the Executive's employment period, or
         (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of Holdings or any of its Subsidiaries to cease doing business with Holdings or any such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and Holdings or any of its Subsidiaries.

                  (c) The Executive agrees that: (i) the covenants set forth in this Section 5 are reasonable in geographical and temporal scope and in all other respects, (ii) Holdings and the Company would not have entered into this Agreement but for the covenants of the Executive contained herein, and (iii) the covenants contained herein have been made in order to induce Holdings and the Company to enter into this Agreement.

                  (d) If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  (e) The Executive recognizes and affirms that in the event of his breach of any provision of this Section 5, money damages would be inadequate and Holdings and the Company would have no adequate remedy at law. Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of this Section 5, Holdings and the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

         6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, charges prepaid, or sent via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

                  To Holdings or the Company:

                           Global Power Equipment Group Inc.
                           6120 South Yale, Suite 1480
                           Tulsa, OK  74136
                           Attention:  Secretary
                           Facsimile No.:  (918) 274-2367

                  To the Executive:

                           at the Executive's last address or facsimile number on the records of the Company or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such notice, demand or other communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (ii) on the third business day following the date on which the piece of mail containing such notice, demand or other communication is posted if sent by certified or registered mail.

         7. Miscellaneous.

                  (a) Warranty by the Executive. The Executive represents and warrants to Holdings and the Company that he is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for Holdings or the Company under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of Holdings or any of its Subsidiaries or the services to be rendered by the Executive under this Agreement.

                  (b) Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (c) Complete Agreement. This Agreement shall embody the complete agreement and understanding among the Executive, Holdings and/or any of its Subsidiaries and supersedes and preempts any prior understandings, agreements or representations by or among such parties, written or oral, which may have related to the subject matter hereof in any way, including, but not limited to, the Old Employment

         Agreement. This Agreement does not supersede any agreements evidencing the grant of options to the Executive under Holdings' 2000 Option Plan, Holdings' 2001 Option Plan or any future option plan of Holdings.

                  (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  (e) Successors and Assigns, Transfer. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, Holdings and the Company and their respective successors, heirs and assigns.

                  (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

                  (g) Remedies. Holdings, the Company and the Executive will be entitled to enforce its or his respective rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees and expenses) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that Holdings and the Company will suffer irreparable harm and money damages may not be an adequate remedy for any breach of the provisions of this Agreement by the Executive and that any such party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                  (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Holdings (with the approval of the Board) and the Executive.

                  (i) Tax Matters. The Executive shall indemnify, defend and hold harmless Holdings and its Affiliates (and their respective officers, directors, shareholders and employees) for any liability associated with federal, state or local income tax withholding and employment tax withholding in respect of the Executive or his transferees (including all interest, penalties and additions to tax with respect thereto) resulting from, or arising with respect to, the issuance to the Executive of any units of interest in the Predecessor Company, whether before or after the merger of GEEG Acquisition, L.L.C. into the Predecessor Company, whether acquired by purchase from any Subsidiary of Holdings or otherwise, or the holding by the Executive or his transferees of any such units of interest in the Predecessor Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                 GLOBAL POWER EQUIPMENT GROUP INC.


                                 By:     /s/ Larry Edwards
                                     -----------------------------------------
                                 Name: Larry Edwards
                                 Title: President and Chief Executive Officer


                                 BRADEN MANUFACTURING, L.L.C.


                                 By:     /s/ Larry Edwards
                                     -----------------------------------------
                                 Name: Larry Edwards
                                 Title: Chief Executive Officer

                                   /s/ Gene F. Schockemoehl
                                 ---------------------------------------------
                                 Gene F. Schockemoehl

                                    EXHIBIT A


                                Benefits Schedule

                              Gene F. Schockemoehl

#        Medical Insurance
#        Dental Insurance
         Short Term Disability
         Long Term Disability
         Salary Continuation
#        Life Insurance
         Accidental Death & Dismemberment
#        Travel Accident Insurance
         9 Paid Holidays Per Year
         4 Weeks Paid Vacation Per Year
         401(k) Plan
         Preparation of Annual Taxes